Exhibit 10.1

Amendment No. 3 to Retention Bonus Plan

AMENDMENT NUMBER 3

TO THE

GYRODYNE, LLC RETENTION BONUS PLAN

WHEREAS, Gyrodyne Company of America, Inc. (“Gyrodyne Company”) established the Gyrodyne Company of America, Inc. Retention Bonus Plan (the “Retention Bonus Plan” or the “Plan”), effective as of May 30, 2014, the date it was approved by the Board of Directors of Gyrodyne Company (the “Board”); and

WHEREAS, Gyrodyne, LLC (“Gyrodyne”) is the surviving entity in the merger of Gyrodyne Company of America, Inc. (the “Corporation”) and Gyrodyne Special Distribution, LLC (“GSD”) with and into Gyrodyne, LLC (the “Merger”), effective August 31, 2015; and

WHEREAS, the Retention Bonus Plan was amended and restated by Gyrodyne effective as of May 24, 2016; and

WHEREAS, Amendment Number 1 to the Plan was executed to provide that land development costs incurred on a property since the date of the appraisal designated therein shall be added to the appraised value for the property in calculating appreciation (gross sales price minus appraised value) for the purpose of determining the Bonus Pool; and

WHEREAS, Amendment Number 1 to the Plan also provided that each of the ten buildings in the Port Jefferson Professional Park shall be treated as a “property”, so that a Participant’s right to bonus payment on the sale of a Port Jefferson building shall vest on, and payments from the Bonus Pool may be made shortly following the closing of the sale of that building; and

WHEREAS, Amendment Number 2 provided for: (i) vesting of benefits upon the sale of each individual post-subdivision lot at Flowerfield and Cortlandt Manor; (ii) entitlement to a future benefit in the event of death, voluntary termination following substantial reduction in compensation or Board fees, mutually agreed separation to right-size the Board or involuntary termination without “Cause”; and (iii) clarification of how development costs are calculated; and

WHEREAS, as to any of the events referred to in clause (ii) in the preceding “Whereas”, a Participant shall only be eligible to receive a benefit to the extent that a property is sold within 3 years following the event and the sale produces an Internal Rate of Return (“IRR”) equal to at least 4% of the property’s value as of December 31 immediately preceding such event; and

WHEREAS, Section 9.5 of the Plan retained broad powers in the Board to amend and terminate the Plan; and

WHEREAS, the Board wishes to revise the provisions of Amendments Number 1 and 2, whereby payments are made from the Bonus Pool after the sale of separate lots; and

WHEREAS, the Board wishes to implement a new “Aggregate Floor” for the separate Flowerfield and Cortlandt Manor properties that must be achieved before any benefits shall be paid; and

WHEREAS, Gyrodyne retains the authority, under Section 9.5 of the Plan to periodically amend the Plan.

NOW, THEREFORE, effective as of October 30, 2018, the Plan shall be amended as follows:

1.	Restriction on Bonus Payments. The following new Section 5.6 shall be added to the Plan:

“5.6	Restriction on Bonus Payments. Notwithstanding any provisions of the Plan to the contrary, the following new restrictions shall apply prior to the payment of any benefits:

a.

“Aggregate Floor”, for purposes of the Flowerfield and Cortlandt Manor properties, shall be defined as the 2013 appraisal of each respective property, plus land development costs incurred for each respective property since the appraisal for each respective property. Until aggregate sales exceed the Aggregate Floor as separately determined for each separate property (i.e., a separate Aggregate Floor exists for the separate Flowerfield and Cortlandt Manor properties) through the sale of individual lots, as noted elsewhere, no benefits shall be paid to any active employees, active Board members, former employees or former Board members under the Retention Bonus Plan.

b.	To clarify the intent of the changes, it should be noted as follows:

i.	For active employees, aggregate sales of lots must exceed the Aggregate Floor for each respective property before any payments shall be made.

ii.

For former employees or former Board members, the same first condition must be satisfied, whereby sales prior to a separation from service shall count for aggregate sales and the Aggregate Floor and future sales must occur to have Aggregate Sales exceed the Aggregate Floor before any payments shall be made. A second condition for former Participants is the 4% IRR must be achieved on properties sold after a separation from service, as provided in Amendment Number 2.”

2.	Vesting. Article IV, Vesting, shall be amended to add the following new paragraph:

“For purposes of the above rules, the Aggregate Floor restrictions as described in Section 5.6 must be satisfied for amounts to be vested under this Article IV.”

3.	Void Provisions. To the extent any provisions of the Plan contradict the provisions of this Amendment Number 3, they shall be null and void.

IN WITNESS WHEREOF, this Amendment Number 3 to the Gyrodyne, LLC Retention Bonus Plan is executed the 30th day of October, 2018.

GYRODYNE, LLC

By:	/s/ Gary Fitlin
Gary Fitlin
President and Chief Executive Officer